Exhibit 10.22
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is between Graeme Parkes (“Employee”) and WillScot Holdings Corporation (“Company”) (hereinafter the “parties”), and is entered into this 31st day of December, 2024. This Agreement will not become effective until the expiration of seven (7) days from Employee’s execution of this Agreement, provided Employee has not revoked this Agreement by such time (the “Effective Date”).

WHEREAS, Employee has been employed by Company and is a party to that certain Employment Agreement dated February 16, 2023 (the “Employment Agreement”).

WHEREAS, Employee has Good Reason under Section 9(d) of the Employment Agreement to end Employee’s employment with the Company and therefore Employee’s employment with Company is terminating effective as of December 31, 2024, (the “Termination Date”);

WHEREAS, Company and Employee desire to avoid disputes and/or litigation regarding Employee’s termination from employment or any events or circumstances preceding or coincident with the termination from employment; and

WHEREAS, Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against Company.

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company, and the termination thereof;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Company will terminate upon the following terms:

1.(a)    General Release by Employee: Employee for himself or herself and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators, each in their capacity as such, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, each in their capacity as such, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory, but excluding any claims the Employee may have with respect to Company’s obligations under the Employment Agreement (as modified by Section 3), any claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and any claims which Employee cannot release as a matter of applicable law. Furthermore, neither this Agreement nor the Employment Agreement shall apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement for the benefit of the Employee as a result of the Employee’s position as a director or officer of Company or one of its affiliates. Notwithstanding anything to the contrary in this Agreement, this Agreement does not waive any claims or rights: (x) that may arise after the date on which Employee signs this Agreement, including the right to enforce this Agreement; (y) that cannot be released as a matter of law, including Employee’s rights to COBRA, workers compensation, and unemployment insurance (the application for which shall not be contested by Company); and/or (z) to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of Company.

(b)    General Release by Company: The Company, for itself and (with respect to claims that relate to Company’s business) its employees, executives, directors, executors, administrators, successors, attorneys, agents, representatives, and assigns, hereby fully and forever release and discharge Employee, and Employee’s heirs, family members, executors, administrators, successors, attorneys, agents, representatives, and assigns, and any other person or entity associated with Employee, present, future, or former, known or unknown, from any and all claims, demands, causes of action, charges and grievances, which Company now owns or holds or has at any time before this date owned or held against Employee related to Employee’s employment with Company or Employee’s separation from employment with Company.

2.Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement. Notwithstanding the foregoing, Employee shall not be considered in breach of this provision with respect to any of the following: the Employee reports possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, makes other disclosures under the whistleblower provisions of federal or state law or regulation, participates in any action in connection therewith, or receives any monetary awards for any such disclosures or otherwise participates or cooperates in connection with any whistleblower activity protected by law.

3.Severance Terms: Upon the expiration of seven (7) days from Employee’s execution of this Agreement and provided that this Agreement has become effective in accordance with its terms, in consideration for the promises, covenants, agreements, and releases set forth herein and in the Employment Agreement, Company agrees to pay or provide Employee the Severance Benefits described in Section 9(d) of the Employment Agreement, modified as follows: (a) there shall be no proration of the amount described in Section 9(d)(i)(B) and Employee shall receive Employee’s 2024 Annual Bonus, (b) the amount described in Section 9(d)(i)(C) shall not be paid, (c) the period described in Section 9(d)(i)(D) shall be reduced to nine (9) months, (d) the period described in Section 9(d)(ii)(A) shall end on March 31, 2025, and (e) the Continued Coverage Payment described in Section 9(d)(iii) shall be reduced to nine (9) months and shall be paid in a lump sum. In addition, the Company shall pay Executive a lump sum payment of seventy-five thousand dollars ($75,000.00) in consideration for the extended Non-Compete Period as set forth in Section 9 (collectively, the “Severance Benefits”). The lump sum payments described herein shall be paid within five (5) business days of the Revocation Period.

4.Right to Revoke: Employee may revoke this Agreement by notice to Company, in writing, received within seven (7) days of the date of its execution by Employee (the “Revocation Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect commencing the day after the end of the Revocation Period.

5.Acknowledgement: Employee acknowledges and agrees that: (A) except as to any Accrued Benefits (as defined in the Employment Agreement) or the Severance Benefits which remain unpaid as of the date of this Agreement, no additional consideration, including salary, wages, bonuses or equity awards as described in the Employment Agreement, or the 2025 Target Annual Bonus, is to be paid to him by Company in connection with this Agreement; (B) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and (C) payments pursuant to this Agreement shall terminate immediately if Employee materially breaches any of the material provisions of this Agreement or the Employment Agreement.

6.Non-Admissions: Employee acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.

7.Confidentiality: Employee agrees that Employee shall not directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than Employee’s immediate family or counsel, bankers or financial advisors, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

8.Nondisparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of Company, its employees, directors and stockholders; provided that the foregoing shall not apply to (i) any truthful disclosure made in any legal proceedings or (ii) the reporting of possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal or state law or regulation, or providing cooperation with respect thereto.

9.Acknowledgement of Restrictions; Confidential Information: Employee acknowledges and agrees that (a) Employee has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement, and (b) the Non-Compete Period as described therein shall be extended to thirty-six (36) months after the Termination Date. Employee acknowledges and reaffirms Employee’s obligation to continue abide fully and completely with all post-employment provisions of the Employment Agreement (as modified herein) and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Employee of such obligations.

10.Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

11.Entire Agreement: This Agreement, along with the Employment Agreement, constitute the entire agreement between the Employee and Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

12.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, except where preempted by federal law.

13.Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21), in accordance with the Age Discrimination in Employment Act, as amended, (the “ADEA”) to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee’s right to do so by executing this Agreement and returning it to Company; (b) Employee has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	WILLSCOT HOLDINGS CORPORATION

	By:	/s/ BRADLEY L. SOULTZ
/s/ GRAEME PARKES
Graeme Parkes	Name:	Bradley L. Soultz

Date: December 31, 2024	Title:	CEO

	Date:	December 31, 2024